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MANAGEMENT’S ASSESSMENT OF

COMPLIANCE WITH REGULATION AB CRITERIA

Principal Real Estate Investors, LLC and Principal Global Investors, LLC, (the “Assessing Parties”) are responsible for assessing compliance for the transactions listed on Attachment A for the period January 1, 2025 through December 31, 2025, (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for the criteria set forth in Sections 229.1122(d)(1)(ii)-(iii), 229.1122(d)(3)(i) – (iv), 229.1122(d)(4)(ix), and 229.1122(d)(4)(xv), in the CFR, which the Assessing Parties have concluded are not applicable to the servicing of the transactions listed on Attachment A, backed by commercial mortgage loans and primarily serviced by the Assessing Parties (the “Applicable Servicing Criteria”).

The Assessing Parties have assessed compliance with the Applicable Servicing Criteria for the Reporting Period and have concluded that the Assessing Parties have complied, in all material respects, with the Applicable Servicing Criteria for the transactions listed on Attachment A backed by commercial mortgages primarily serviced by the Assessing Parties.

With respect to servicing criteria 1122(d)(1)(i) and 1122(d)(4)(i) (the “Criteria”), the Assessing Parties have engaged various vendors to perform certain activities required by this Criteria. The Assessing Parties have determined that none of these vendors are considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Assessing Parties have elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). The Assessing Parties have assessed that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Assessing Parties are solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criterion as described herein.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assessment.

By: /s/ Steven R. Johnson

Steven Johnson

Managing Director

Principal Real Estate Investors, LLC

Principal Global Investors, LLC

Date: February 20, 2026

Attachment A

Commercial Mortgage Pass-Through Certificates

Trimont LLC, as Master Servicer, and Wells Fargo Bank, National Association, as Master Servicer
Series 2005 PWR10 dated December 1, 2005	Series 2007 Top25 dated January 30, 2007	Series 2006-Top24 dated October 1, 2006
Series 2007 Top26 dated April 18, 2007	Series 2015 – C27 dated March 1, 2015	Series 2007 PWR15 dated March 29, 2007
Series 2015 – P2 dated December 1, 2015	Series 2017 – P7 dated April 1, 2017	Series 2015 – P1 dated August 1, 2015
	Series 2016 – P3 dated April 1, 2016	Series 2017 – P8 dated September 1, 2017
	Series 2016 – P4 dated July 1, 2016	Series 2017 – CD6 dated November 1, 2017
Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer
Series 2016 – P5 dated October 1, 2016	Series 2016 – P6 dated December 1, 2016	Series 2019 – CD8 dated August 1, 2019
CSAIL 2021 C20 dated March 1, 2021